Exhibit 10.1

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (this “Second Amendment of Lease”), dated as of the 5 day of August, 2015, between SAGE REALTY CORPORATION, a New York corporation having an office at 767 Third Avenue, New York, New York 10017, as agent for the owner of the building hereinafter mentioned (“Landlord”), and MEDALLION FINANCIAL CORP., a Delaware corporation qualified to do business in the state of New York, having an office at 437 Madison Avenue, New York, New York 10022 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into an Indenture of Lease, dated as of October 31, 1997 (as such lease was amended by that certain First Amendment of Lease, dated September 6, 2005, hereinafter collectively, the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant hired from Landlord, the entire thirty eighth (38th) floor (the “Demised Premises”) in the building known as 437 Madison Avenue, New York, New York 10022 (the “Building”) for a term to expire on June 30, 2016, or an earlier date pursuant to the provisions of the Lease;

WHEREAS, Landlord and Tenant desire to amend the Lease to provide, among other things, for an extension of the Term of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. All capitalized terms used herein shall have the same meaning ascribed to them in the Lease, unless otherwise herein indicated.

2. The Term is hereby extended for one (1) period of ten (10) years and ten (10) months commencing July 1, 2016, and expiring on April 30, 2027 (the “Extended Term”). Tenant shall deliver vacant possession of the Demised Premises to Owner on April 30, 2027, in such condition as required by the Lease as if such date were the date originally set forth in the Lease for the expiration of the Term.

3A. As of July 1, 2016, Section 3.01 of the Lease shall be amended to provide that the annual rate of Fixed Rent payable with respect to the Demised Premises shall be as follows:

(i) $1,697,150.00 per annum ($141,429.17 per month) during the period commencing on July 1, 2016 and continuing through June 30, 2021; and

(ii) $1,790,400.00 per annum ($149,200.00 per month) during the period commencing on July 1, 2021 and continuing through the Expiration Date, as extended hereby.

B. Anything herein to the contrary notwithstanding, provided the Lease and this Second Amendment of Lease shall be in full force and effect and Tenant shall not be in default thereunder and hereunder beyond any applicable notice and grace periods, the Fixed Rent shall abate at the rate of $141,429.17 per month, for the months of (i) July through December of 2016, (ii) July and August of 2017 and (iii) July and August of 2018.

4A. As of July 1, 2016, for purposes of determining additional rent attributable to the Demised Premises, subparagraph (a) of Section 3.04 of the Lease shall be amended to read as follows:

(a) The term “Base Tax Year” as hereinafter set forth for the determination of real estate tax escalation shall mean calendar year 2016 (i.e., Real Estate Taxes, as hereinafter defined, for the Base Tax Year shall be the average of Real Estate Taxes for the period commencing on July 1, 2015 and ending on June 30, 2016 and Real Estate Taxes for the period commencing on July 1, 2016 and ending on June 30, 2017).

B. As of July 1, 2016, for purposes of determining additional rent attributable to the Demised Premises, subparagraphs (e), (f), (g) and (A) of Section 3.04 of the Lease shall be deleted in their entirety and replaced with the following subparagraphs (e), (f), (g), (h) and (A):

(e) The term “Base Expense Year” as hereinafter set forth for the determination of the operating expense escalation shall mean the calendar year 2016.

(f) The term “the building project” shall mean the Building and the Land, together with the sidewalks, curbs, plazas and other areas adjacent to and serving the Building.

(g) The term “Comparative Year” shall mean the twelve (12) months following the Base Expense Year, and each subsequent period of twelve (12) months.

(h) The term “Expenses” shall mean the total of all the costs and expenses (and taxes and surcharges thereon, if any) incurred or borne by or on behalf of Landlord with respect to the operation, cleaning, repair, safety, management, security and maintenance of the building project and the services provided to tenants therein, including, but not limited to, the costs and expenses incurred for and with respect to: gas, oil, steam and any other fuel and any fees paid in connection with the purchase, calculation and billing of such utilities; water rates and sewer rents; air-conditioning; mechanical ventilation; heating; cleaning and janitorial service, by contract or otherwise; window washing (interior and exterior); elevators; escalators; Building electric current (i.e., Building electric current shall be deemed to mean all electricity purchased for the Building except that which is redistributed to tenants in the Building; the parties acknowledge and agree that thirty percent (30%) of the Building’s payment to the public utility or other provider for the purchase of electricity shall be deemed to be payment for Building electric current); protection and security services and systems; lobby decoration and exhibitions; repairs, replacements and improvements which are appropriate for the continued operation of the building project as a first-class building project (subject to the limitations set forth herein in respect of those replacements and improvements which constitute capital improvements); maintenance; painting of non-tenant areas; fire, extended coverage, boiler and machinery, sprinkler, apparatus, public liability and property damage, rental and plate glass insurance and any insurance required by a mortgagee or carried by owners of buildings of like class and character; management fees; supplies, wages, salaries, medical, surgical, sick day and disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of Landlord up to and including the building manager (including a pro rata share only of such wages and benefits of employees including Landlord’s engineer, who are employed at more than one building, such pro rata share shall be determined by Landlord and shall be based upon Landlord’s reasonable estimate of the percentage of time spent by such employees at the building project); uniforms and working clothes for such employees and the cleaning thereof and expenses imposed pursuant to law or to any collective bargaining agreement with respect to such employees; worker’s compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; association contributions, levies, charges, fees or dues; and the cost of interior and exterior landscaping, the rental value of Landlord’s Building office (not to exceed 3,000 square feet) and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith.

Provided, however, that the foregoing costs and expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(i) leasing commissions;

(ii) managing agents’ fees or commissions in excess of three (3%) of the gross revenues of the Building;

(iii) executives’ salaries above the grade of building manager;

(iv) expenditures for capital improvements, except for those (x) required by any law enacted after the date hereof, (y) resulting in a reduction in Expenses, or (z) designed to result in energy savings for the Building. With respect to the foregoing, if Landlord shall purchase any item of capital equipment or make any capital expenditure pursuant to (x), (y) or (z) above, then the amortized costs for same shall be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, amortized on a straight line basis over the useful life of the improvement determined in accordance with generally acceptable accounting principles, consistently applied, with an interest factor equal to the Interest Rate at the time of Landlord’s having incurred said costs. If Landlord shall lease any such item of capital equipment with respect to (x), (y) or (z) above, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the Comparative Year in which they are incurred;

(v) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;

(vi) cost of repairs or replacements incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance, or caused by the exercise of the right of eminent domain;

(vii) advertising and promotional expenditures;

(viii) legal fees for disputes with tenants and legal and auditing fees, other than legal, bookkeeping and auditing fees and other professional services reasonably incurred in connection with the maintenance, cleaning, repair, safety, management, security and operation of the building project or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions;

(ix) the incremental cost of furnishing services such as overtime HVAC to any tenant at such tenant’s expense; costs incurred in performing work or furnishing services for individual tenants (including Tenant) at such tenant’s expense; and costs of performing work or furnishing services for tenants other than Tenant at Landlord’s expense to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to Tenant at Landlord’s expense;

(x) depreciation on the Building and its components and amortization and interest payments under any mortgage or under any financing;

(xi) rent and additional rent paid or payable under any ground or underlying lease;

(xii) any cost representing an amount paid to an entity related to Landlord to the extent the same exceeds the costs which would be rendered by unaffiliated third parties on a competitive basis in comparable buildings;

(xiii) costs incurred by Landlord to the extent resulting from Landlord’s breach of a lease in the Building to the extent such costs would not otherwise have been incurred by Landlord but for such breach;

(xiv) the cost of removing, encapsulating or otherwise abating any asbestos in the Building or any other materials in the Building which under Legal Requirements are deemed hazardous as of date hereof; with respect to the costs of so dealing with materials not so deemed hazardous as of the date hereof, but later deemed hazardous under Legal Requirements, the cost for same shall be included in Expenses for the Comparative Year in which they are incurred and subsequent Comparative Years, amortized on a straight line basis over ten (10) years, with an interest factor equal to the Interest Rate at the time of Landlord’s having incurred said costs;

(xv) all costs associated with selling or hypothecating any of Landlord’s interests in the Building;

(xvi) Real Estate Taxes and the specific exclusions to Real Estate Taxes referred to in the definition of Real Estate Taxes;

(xvii) the amount of any fine, interest or penalty paid by Landlord due to Landlord’s violation of any Legal Requirement and any interest or penalties resulting from the late payment of any Expenses, provided that any such fine, interest or penalty paid is not incurred by Landlord due to an action or inaction of Tenant required hereunder; and

(xix) costs for sculpture, paintings or other objects of art including costs of installation, insurance and maintenance thereof.

If during all or part of any Comparative Year, Landlord shall not furnish any particular item(s) of work or service (which would constitute an Expense hereunder) to portions of the building project due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the additional rent payable hereunder, the amount of the expenses for such items (which vary depending on the occupancy of the Building) for such period shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the building project.

(A) Operating Expense Escalation.

(a) If the Expenses for any Comparative Year shall be greater than the Expenses for the Base Expense Year, then Tenant shall pay to Landlord, as additional rent for such Comparative Year, in the manner hereinafter provided, an amount equal to the Percentage of the excess of the Expenses for such Comparative Year over the Expenses for the Base Expense Year (such amount being hereinafter called the “Expense Payment”).

Following the expiration of each Comparative Year and reasonably promptly but in no event later than one (1) year after the end of such Comparative Year, Landlord shall submit to Tenant a statement, as hereinafter described, setting forth the Expenses for the preceding Comparative Year, the Expenses for the Base Expense Year, and the Expense Payment, if any, due to Landlord from Tenant for such Comparative Year. The rendition of such statement to Tenant shall constitute prima facie proof of the accuracy thereof and, if such statement shows an Expense Payment due from Tenant to Landlord with respect to the preceding Comparative Year then (i) Tenant shall make payment of any unpaid portion thereof within twenty (20) days after receipt of such statement; and (ii) Tenant shall also pay to Landlord, as additional rent, within twenty (20) days after receipt of such statement, an amount equal to the product obtained by multiplying the total Expense Payment for the preceding Comparative Year by a fraction, the denominator of which shall be 12 and the numerator of which shall be the number of months of the current Comparative Year which shall have elapsed prior to the first day of the month immediately following the rendition of such statement; and (iii) Tenant shall also pay to Landlord, as additional rent, commencing as of the first day of the month immediately following the rendition of such statement and on the first day of each month thereafter until a new statement is rendered, 1/12th of the total Expense Payment for the preceding Comparative Year. The aforesaid monthly payments based on the total Expense Payment for the preceding Comparative Year shall be adjusted to reflect, if Landlord can reasonably estimate, known increases in rates or costs, for the current Comparative Year, applicable to the categories involved in computing Expenses, whenever such increases become known prior to or during such current Comparative Year. The payments required to be made under (ii) and (iii) above shall be credited toward the Expense Payment due from Tenant for the then current Comparative Year, subject to adjustment as and when the statement for such current Comparative Year is rendered by Landlord.

(b) The statements of the Expenses to be furnished by Landlord as provided in the second paragraph of 3.04(A)(a) above shall be based on information and computations made for the Landlord by a Certified Public Accountant (who may be the Certified Public Accountant now or then employed by Landlord for the audit of its accounts or who may be an employee of Landlord or Landlord’s then managing agent); said Certified Public Accountant may rely on Landlord’s allocations and estimates wherever operating cost allocations or estimates are needed for this Article. The statements thus furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant within ninety (90) days after they are furnished shall give a notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate. Pending the resolution of any such dispute, Tenant shall pay the additional rent to Landlord in accordance with the statements furnished by Landlord.

Subject to Tenant’s audit rights set forth below, any such dispute shall be resolved by arbitration in New York City by three (3) arbitrators, each of whom shall have at least ten (10) years’ experience in the supervision of the operation and management of major office buildings in Manhattan and in accordance with the Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration and the provisions of this Lease, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

After payment of said additional rent, Tenant and its employees and agents shall have the right, during reasonable business hours mutually convenient for Landlord and Tenant, upon not less than ten (10) days’ prior written notice to Landlord given within the aforesaid ninety (90) day period, to examine Landlord’s books and records with respect only to the specific items which Tenant disputes, provided, however, that such examination shall be conducted in a reasonably expeditious manner, and that such examination is commenced within ninety (90) days following rendition of Tenant’s ten (10) day notice subject to extending said ninety (90) day period day for day for the period of time Landlord desires pursuant to the penultimate sentence of this paragraph to substantiate the accuracy of the statement disputed by Tenant or Landlord otherwise delays Tenant in examining said books and records. All information made available to Tenant will be kept strictly confidential, and Tenant agrees to indemnify, defend and hold Landlord harmless from all costs, damages, and expenses sustained or incurred by Landlord resulting from Tenant’s failure to keep such information confidential, including, without limitation, in enforcing the foregoing indemnification, provided, however, that the failure to keep such information confidential solely because disclosure is required under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or regulatory authority, or in the arbitration proceeding or other action or proceeding brought by Tenant to recover payment of Expenses described above will not be deemed a default by Tenant hereunder and shall not subject Tenant to any of the liabilities or indemnifications provided for herein. In no event shall any person working on a contingency basis or any other fee basis by which such person’s compensation is based on the amount refunded or credited by Landlord as a result of such audit be entitled to examine Landlord’s books and records. Before exercising its right to audit Landlord’s books and records, Tenant agrees to give to Landlord a reasonable opportunity (not to exceed ninety (90) days) to substantiate by documentary or other reasonably satisfactory evidence the accuracy of the statement disputed by Tenant. Nothing contained herein shall limit Tenant’s audit rights as hereinabove set forth, if for any reason, Tenant is not satisfied with Landlord’s substantiation. If, as a result of any such audit, arbitration proceeding, or agreement between the parties, it shall be determined that a refund is due to Tenant, Landlord shall promptly refund to Tenant the amount of any overpayment.

(c) In no event shall the Fixed Rent under this Lease be reduced by virtue of this Article.

(d) If the Commencement Date of the Term of this Lease is not the first day of the first Comparative Year, then the additional rent due hereunder for such first Comparative Year shall be a proportionate share of said additional rent for the entire Comparative Year, said proportionate share to be based upon the length of time that the Lease Term will be in existence during such first Comparative Year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default) whether the same be the date hereinabove set forth for the expiration of the Term or any prior or subsequent date, a proportionate share of said additional rent for the Comparative Year during which such expiration or termination occurs shall upon twenty (20) days’ notice become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such Comparative Year. Landlord shall, as soon as reasonably practicable, compute the additional rent due from Tenant, as aforesaid, which computations shall either be based on that Comparative Year’s actual figures or be an estimate based upon the most recent statements theretofore prepared by Landlord and furnished to Tenant under subsections 3.04(A)(a) and (b) above. If an estimate is used, then Landlord shall cause statements to be prepared on the basis of the Comparative Year’s actual figures promptly after they are available, and thereupon, Landlord and Tenant shall make appropriate adjustments of any estimated payments theretofore made.

(e) Landlord’s and Tenant’s obligation to make the adjustments referred to in subsections 3.04(A)(a), (b) and (d) above shall survive any expiration or termination of this Lease.

(f) Any delay or failure of Landlord in billing any operating expense escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such operating expense escalation hereunder, except that failure of Landlord to render a final statement prior to the date that is twenty four (24) months immediately following the end of the Comparative Year shall preclude Landlord from collecting any further Expenses with respect to such Comparative Year.

5A. Tenant has informed Landlord that certain alterations and improvements need to be made to the Demised Premises (the “Second Amendment Alterations”). The Second Amendment Alterations shall be more particularly set forth on those final and complete plans, specifications and drawings to be submitted by Tenant to Landlord for approval promptly after the execution of this Second Amendment of Lease. (Such plans, specifications and drawings as approved by Landlord in accordance with the terms of Section 6.05 of the Lease are collectively referred to as “Tenant’s Plans”).

B. Tenant shall perform the Second Amendment Alterations subject to the terms and conditions of the Lease (including, without limitation, Article 6 thereof), and Landlord shall contribute toward the cost of the Second Amendment Alterations performed by or on behalf of Tenant, an amount not to exceed $559,500.00 (“Landlord’s Contribution”), which contribution shall be payable only on account of labor, materials, fees and permit costs, and architectural and engineering services, and the fees of any expediter, directly related to the Second Amendment Alterations. Payment by Landlord to Tenant or Tenant’s designee of such Landlord’s Contribution shall be in accordance with the provisions set forth in subsection C below. Notwithstanding the foregoing, Tenant shall have the option, to be exercised by delivering written notice to Landlord on or prior to the date that is ninety (90) days from the date hereof, to reduce Landlord’s

Contribution to an amount not to exceed $373,000, in which event Tenant shall be entitled to one (1) additional abatement of Fixed Rent in the amount of $141,429.17 to be applied in the month of January of 2017.

C. The Second Amendment Alterations are to be performed only (a) in accordance with Tenant’s Plans, (b) at such times and in such manner as is set forth in the Lease and as is set forth in the Building work rules applicable to all tenants of the Building, (c) in full compliance with all rules and regulations of all governmental bodies having jurisdiction thereover, and (d) in full compliance with the provisions of the Lease, including, without limitation, Article 6. Tenant agrees that it will promptly commence and thereafter diligently proceed with and complete the Second Amendment Alterations on or prior to the date that is fifteen (15) months from the date hereof (the “Outside Completion Date”). Tenant shall have no right to request any portion of Landlord’s Contribution for any of the Second Amendment Alterations requested after the Outside Completion Date and any amounts of the Landlord’s Contribution not requested by the Outside Completion Date shall be forfeited by Tenant.

Provided Landlord shall have received the materials described below, on or before the twentieth (20th) day of the applicable calendar month, Landlord shall disburse portions of Landlord’s Contribution to Tenant or Tenant’s designee (or upon Tenant’s request directly to Tenant’s contractors) on or prior to the twentieth (20th) day of the next succeeding calendar month. Disbursements from Landlord’s Contribution shall not be made more frequently than monthly and shall not exceed the amounts then payable (as certified by Tenant and Tenant’s architect) to contractors, subcontractors, materialmen, architects, engineers and other professionals with respect to the portion of the Second Amendment Alterations theretofore completed and for which the disbursement was requested. Landlord’s obligation to make disbursements of Landlord’s Contribution shall be subject to Landlord’s receipt of: (a) a request for such disbursement from Tenant, signed by an authorized officer of Tenant, accompanied by a certificate of such authorized officer of Tenant certifying that all amounts set forth in such request are validly due to contractors, Tenant’s architect, engineer or other professionals, subcontractors and materialmen in connection with the furnishing of material for, or in the performance of, the Second Amendment Alterations, (b) copies of all receipts, invoices and bills for the work and materials to be paid for, or to reimburse Tenant for the payment of, the requested disbursement, (c) a list of all contractors, subcontractors and suppliers performing work or supplying materials in connection with the Second Amendment Alterations for which reimbursement is sought whether directly to Tenant or through or on behalf of any agent of Tenant, (d) effective waivers of liens by Tenant’s general contractor and subcontractors with respect to the work covered by any prior requisition, either partial (with respect to any contract or subcontract which has not then been fully performed) or final, and all statements and forms required for compliance with the lien law of the State of New York, and (e) a certificate (on AIA Form G702 with a G703 continuation sheet and supporting documentation) of Tenant’s independent licensed architect, certifying the percentage of completion then attained with respect to each item of work theretofore completed and for which the disbursement is requested and that such work was performed in a good and workmanlike manner and in accordance with all laws, orders and regulations of governmental authorities having jurisdiction over the performance of the work (“Requirements”) and Tenant’s Plans. Upon request of Landlord, Tenant agrees to make available to Landlord copies of any contracts, subcontracts, purchase orders, work orders, change orders and other materials relating to the Second Amendment Alterations. Upon the completion of the Second Amendment Alterations and satisfaction of the conditions set forth below, subject to the proviso in this sentence, any amount of Landlord’s Contribution which has not previously been disbursed shall be retained by Landlord provided, however, that, subject to Tenant’s obligation under Section 6.10 of the Lease, if Tenant delivers a notice to Landlord prior to satisfaction of the conditions set forth below that it is in dispute with any contractors, subcontractors or materialmen, and refuses to make payments at such time or if any contracts provide for retainage which has not then been finally paid such amounts shall continue to be held for the benefit of Tenant by Landlord under this subsection C. It is expressly understood and agreed that Tenant shall complete, at its expense, the Second Amendment Alterations whether or not Landlord’s Contribution is sufficient to fund such completion. Within thirty (30) days after completion of any portion of the Second Amendment Alterations, Tenant shall deliver to Landlord (i) general releases and waivers of lien, from all contractors, subcontractors and materialmen involved in the performance of the Second Amendment Alterations and the materials furnished in connection therewith (it being understood that general releases and complete waivers of lien cannot be delivered in advance of completion of a particular trade or contract), (ii) a certificate (on AIA Form G702 with a G703 continuation sheet and supporting documentation) from Tenant’s independent architect certifying that the Second Amendment Alterations have been completed in accordance with this Lease, all Requirements and in accordance with the Tenant’s Plans and (iii) a certificate signed by an authorized officer of Tenant and by Tenant’s general contractor stating that all contractors, subcontractors and materialmen have been paid for all work with respect to such Second Amendment Alterations and materials furnished through such date.

6. As of the date hereof, the Lease shall be amended as follows:

A. Section 1.01 is hereby amended by adding the following defined term thereto:

“default” as used in this Lease shall mean and refer to a failure by Tenant to pay (including for this purpose any late payment of) any Fixed Rent and/or any additional rent payable under Section 3.04 or otherwise of the Lease and/or to perform any obligation on Tenant’s part to be performed under this Lease as and within the time expressly required by this Lease (no matter how consequential or inconsequential or frequent or infrequent), and without regard to any action or inaction on the part of Landlord, including, without limitation, if Landlord’s conduct shall be deemed to be a waiver of or acquiescence in Tenant’s act or omission or any other matter or thing which would act as a bar, in law or at equity, to Landlord’s enforcing its rights and remedies following a default by Tenant and/or Landlord’s failure (timely or otherwise) to pursue any rights or remedies available to Landlord arising therefrom.”

B. Section 3.01 of the Lease by deleting the introductory paragraph thereof and replacing it with the following:

“During the Term of this Lease, Tenant shall pay a Fixed Rent payable in lawful money of the United States of America (by wire transfer pursuant to the wire instructions set forth on Schedule G attached hereto, provided that Landlord shall be permitted to change the aforementioned wire instructions by delivering notice of such change to Tenant) in equal monthly installments in advance on the first day of each calendar month, without notice or demand, and without setoff or deduction whatsoever at an annual rate as follows (subject to adjustment pursuant to Article 4 hereof):”

C. Section 6.05 of the Lease is hereby amended by adding the following at the end of the first paragraph thereof: “Landlord hereby agrees that it shall respond to all requests for consent to the performance of alterations, decorations or installations within the Demised Premises (including the Second Amendment Alteration Work performed pursuant to the Second Amendment of Lease) within ten (10) Business Days of submission of all of the documentation reasonably necessary for Landlord to make such determination. If Landlord shall fail to respond within such 10-Business Day period, Tenant shall have the right to give a second notice to Landlord, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “PLEASE BE ADVISED THAT LANDLORD HAS FAILED TO RESPOND TO TENANT’S SUBMISSION OF DOCUMENTATION IN CONNECTION WITH THE APPROVAL OF CERTAIN REQUESTED ALTERATIONS IN THE DEMISED PREMISES. IN THE EVENT THAT LANDLORD FAILS TO RESPOND TO TENANT’S REQUEST FOR SUCH ALTERATIONS WITHIN FIVE (5) BUSINESS DAYS OF THE DATE HEREOF, THEN TENANT’S REQUEST FOR APPROVAL OF SUCH PLANS SHALL BE DEEMED APPROVED.” Such second notice must also include all of the documentation that was submitted with the initial request. If Landlord shall fail to respond within such 5-Business Day period following the delivery of the second notice, such failure to respond shall be deemed to be Landlord’s approval of the requested alteration.”

D. The following new Section 8.06 is hereby added to the Lease:

“Section 8.06 Tenant shall not cause or knowingly permit, as a result of any intentional or unintentional act or omission on the part of Tenant or any of its subtenants, occupants or licensees, the installation or placement of any Hazardous Materials (hereinafter defined) in or on the Demised Premises or the Building or suffer or knowingly permit the presence of Hazardous Materials in the Demised Premises or the Building (provided, however, that the foregoing covenant shall not be deemed to prohibit the presence of Hazardous Materials used in connection with the maintenance and operation of the Demised Premises by Tenant and the conduct by Tenant of its ordinary business (which includes the use of standard office cleaning supplies in amounts that comply with applicable Regulations) in each instance in customary quantities and in full compliance with all applicable laws). For purposes of this Section 8.05, “Hazardous Materials” shall mean, without limitation, gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls, lead and lead containing materials, or related or similar materials, or any other substance or material defined as a hazardous or toxic substance or material by any Regulation.”

E. Section 21.01(b) is hereby amended by deleting the second sentence thereof and replacing it with the following: “The aforesaid systems will be operated by Landlord when seasonably required on Business Days, and shall be effective from 8:00 A.M. to 8:00 P.M.”

F. The following new Section 21.01(f) is hereby added to the Lease:

“Tenant has installed certain supplemental air-conditioning and ventilation system providing up to fifteen (15) tons of supplemental air-conditioning capacity in the Demised Premises (the “Supplemental HVAC System”), which is controlled by and is to be maintained, repaired and replaced by Tenant, at Tenant’s sole cost and expense. In connection with the Supplemental HVAC System, Landlord agrees that it will make available to Tenant up to fifteen (15) tons of condenser water (the “Additional Condenser Water”) for the operation of the Supplemental HVAC System. Tenant shall pay Landlord’s then Building standard charges for the condenser water necessary to operate the Supplemental HVAC System which, as of the date hereof, are as follows: (i) $1,500.00 for the initial tap-in to Landlord’s condenser water and (ii) $1,000.00 per ton per annum for condenser water thereafter, which charges are subject to change during the Term as hereinafter provided. The amount of such annual condenser water charge shall be adjusted by Landlord annually in accordance with the percentage increase of the “Consumer Price Index for Urban Wage Items”, published by the Bureau of Labor Statistics of the United States Department of Labor, relating to New York, New York and Northeastern New Jersey, for urban wage earners and clerical workers, between the date of such adjustment and the date such annual condenser water charge was last adjusted (or the date the annual condense water charge commenced, as the case may be).”

G. Section 30.01 of the Lease is hereby amended so that Landlord’s address set forth in the second last sentence thereof shall hereinafter be “767 Third Avenue, New York, New York 10017.”

H. Article 41 of the Lease is hereby deleted in its entirety and replaced with “Intentionally omitted”.

I. Article 42 of the Lease is hereby amended by deleting Section 42.01 and the first sentence of Section 42.02 thereof in their entirety and replacing it with the following:

“Section 42.01 Provided this Lease shall then be in full force and effect and Tenant shall not be in default hereunder beyond any applicable notice or grace period either as of the date of Tenant’s exercise of the extension option described herein or as of the day which would otherwise be the first day of the Extension Term, as defined herein (which conditions regarding default may be waived by Landlord in its sole discretion), Tenant shall have the right, at its option, to extend the Term for a single five (5) year period (the “Extension Term”). The Extension Term shall commence on May 1 2027, and shall expire on April 30, 2032 unless the Extension Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law. Tenant shall give Landlord written notice of Tenant’s intention to exercise such option on or before April 30, 2026, the time of exercise being of the essence, and upon the giving of such notice, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Extension Term had originally been included in the Term and the Expiration Date shall thereupon be deemed to be the last day of the Extension Term. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extension Term, including items of additional rent and escalation which shall remain payable on the terms herein set forth, except that the Fixed Rent shall be as determined in accordance with Section 42.02 of this Article and Tenant shall have no further right to extend the Term pursuant to this Article.

Section 42.02 The Fixed Rent payable by Tenant for the Demised Premises during the Extension Term shall be the fair market rental value of the Demised Premises taking into consideration all relevant factors (fair market rental value taking into account the foregoing is hereinafter referred to as the “FMRV”).”

J. The following new Article 44 is hereby added to the Lease after the end of Article 43:

“ARTICLE 44

BACK-UP GENERATOR

Section 44.01. Landlord has installed and agrees for so long as this Lease is in effect, to provide a back-up generator to furnish electricity to the Tenant in the Premises in emergency situations (the “Back-Up Generator”), along with adequate space and fuel, and to test, maintain, repair and replace the Back-Up Generator as necessary in Landlord’s reasonable judgment.

Section 44.02. It is understood and agreed that the Back-Up Generator is a diesel powered engine that relies upon a supply of diesel fuel for its operation. While it is intended to provide electricity in the immediate aftermath of an emergency that causes an interruption in the supply of electrical power to the Building, the availability of fuel can be impaired during certain emergency situations, which can affect the longevity of its use as a source of alternative electrical power. Landlord maintains a 2,500 gallon diesel fuel tank in the Building, which is dedicated to furnishing the Back-Up Generator with sufficient fuel for a period not to exceed 24–36 hours. Landlord will use its commercially reasonable efforts to refuel its diesel fuel tank as and when needed during an emergency situation. However, Landlord specifically cautions that in the event of a prolonged emergency, refueling of the diesel powered Back-Up Generator may not be available due to conditions in the area where the Building is located, the City of New York, or conditions elsewhere that adversely affect the delivery of fuel, all beyond the control of Landlord. The term “conditions” as used in the foregoing sentence includes, by way of example and not by way of limitation, governmental restrictions and prohibitions, matters affecting the fuel supply and matters affecting access to the Building by fuel delivery trucks. Tenant is therefore advised that, while the Back-Up Generator will supply electricity for a period of time following an emergency, because of the limitations imposed by the fuel supply for the Back-Up Generator, no guarantee can be provided by Landlord for the length of time the Back-Up Generator will supply electricity, and therefore Tenant should have and follow a business continuity plan that enables it to set up business systems following the emergency in a location unaffected by the emergency impacting the Building.

Section 44.03. For so long as this Lease shall be in full force and effect, and for so long as Tenant has not defaulted and not cured such default or defaults within all applicable notice and cure periods in its obligations hereunder, Landlord agrees to: (i) upon the execution of this Lease, reserve twelve (12) kilowatts of electricity produced by said existing Back-Up Generator available to the Premises for Tenant’s exclusive use on a connected load basis; and (ii) allow Tenant, at its own cost and expense, to connect certain systems servicing its Premises to said Back-Up Generator by licensed professionals, in full compliance with all applicable laws, codes and regulations, and in such manner as Landlord shall reasonably approve; provided, however, that: (w) upon execution of this Lease, Tenant shall pay to Landlord a non-refundable (in whole or part) connection fee in the amount of Six Thousand Dollars ($6,000.00) (the “Connection Fee”); (x) Tenant shall not make said connection to the Back-Up Generator until Landlord shall have been paid the Connection Fee and approved Tenant’s plans and specifications therefor and it is agreed that, should Landlord at any time discover that the connection was made in a manner different from the approved plans and specifications, Landlord shall have the right to (A) suspend Tenant’s right to use the Back-Up Generator until Landlord has been reasonably satisfied that the connection has been made in an acceptable manner or (B) terminate Tenant’s right to use the Back-Up Generator without liability and retain all sums paid to it prior to such termination; (y) Tenant’s connected load to the Back-Up Generator shall not at any time exceed twelve (12) kilowatts of electricity; and (z) from and after the date hereof, Tenant shall, within twenty (20) days after being billed therefor, pay Landlord an annual fee (the “Subscription Rate”), currently at the rate of Five Hundred Dollars ($500.00) per kilowatt of Tenant’s then-current total reservation of electricity produced by the Back-Up Generator for Tenant’s exclusive use (i.e., $6,000.00 annual fee), on a connected load basis. The Subscription Rate is subject to annual increases of three (3%) percent on each anniversary of the date that the aforesaid connection is made, and shall be billed and payable in advance on a recurring annual basis on the date the connection is made and on each anniversary thereof, and, except as expressly set forth herein, continuing for such period of time as the Lease shall be in full force and effect. The Subscription Rate shall be prorated for partial years, and shall be due and payable within ten (10) Business Days of such billing. In the event that Tenant fails to fully and timely make all payments to Landlord set forth herein and/or does not satisfy its other agreements and obligations hereunder, Landlord shall have the right (in addition to all other remedies available to it) to terminate Tenant’s right to use the Back-Up Generator and retain all payments related thereto made prior to such termination.

Section 44.04. Tenant understands and agrees that it shall be entitled to the use of the reserved electricity from the Back-Up Generator only during times when Landlord has determined that the Back-Up Generator is needed to supply power to the Premises. Landlord is not obligated to run the Back-Up Generator in the absence of an interruption of power to the Building and the Premises. Tenant shall not, whether by act or omission, cause any damage to said generator or, at any time, consume or maintain a connected load in excess of twelve (12) kilowatts of electricity from the Back-Up Generator.

Section 44.05. Tenant acknowledges that the Back-Up Generator includes a diesel powered engine with ancillary equipment and systems to generate and transmit electricity, and engines and equipment are capable of breaking down, malfunctioning or developing mechanical problems without warning. Tenant agrees that Landlord shall have no liability to Tenant or any party claiming by, through or under Tenant if, for any reason whatsoever (other than Landlord’s gross negligence or willful misconduct), said generator shall not operate, provide or continue to provide electricity in sufficient quantity or quality, and in no event shall Landlord have any liability for consequential damages. Tenant expressly agrees that, except if and to the extent that such liability shall have been caused by the gross negligence or willful misconduct of Landlord, the liability of Landlord with respect to any of Landlord’s obligations under this agreement shall not exceed the then unamortized portion of the aforesaid connection fee based on the then remaining term of the Lease at the time the connection is made (but, in any case, Landlord shall have no liability for any consequential damages). Tenant expressly agrees as an inducement for Landlord to permit Tenant to connect to the Back-Up Generator, to waive for itself and for any party claiming by, through or under Tenant, any claims by Tenant or any such party for all claims, suits and liability for loss and/or damages, including, without limitation, claims made by Tenant or any such party arising from Tenant or such party’s not having obtained the amount or quality of electricity, or no electricity at all, that Tenant or such party may have anticipated being able to obtain. Tenant expressly agrees to indemnify, hold and save Landlord harmless from and against all third-party claims, suits, liabilities, losses, damages (including, without limitation, incidental and consequential damages) and expenses (including, without limitation, reasonable attorney fees, court costs and other disbursements) arising in whole or in part from any acts or omissions of Tenant or any party claiming by, through or under Tenant. Tenant acknowledges and agrees, due to the paramount need to preserve life and property within the Building, that the amount of electricity reserved hereunder may be reduced or eliminated in the unlikely event that the emergency and fire safety systems in the Building require power from the Back-Up Generator during a power outage or other emergency.

Section 44.06. Landlord will not be liable, wholly or in part, for non-performance or a delay in performance of its obligations under this Article 44, if such non-performance or delay is due to force majeure or contingencies or causes beyond the reasonable control of Landlord, including but not limited to flood, wind, hurricane, tornado, earthquake, explosion, or other similar catastrophe, hostilities, government order, civil commotion, act of terrorism, strike, labor dispute, blockage or embargo or any act of nature, fires, accident, epidemic or quarantine restrictions.”

7A. Tenant acknowledges and agrees that it is currently in possession of the Demised Premises and agrees that, other than as set forth in Sections 3B, 5B and 7B hereof, Landlord shall have no obligation to perform any work, furnish any materials, or give Tenant any rent credit or work allowance or any sum of money in connection with extending the Term. The foregoing shall not be deemed or construed to modify, amend or limit any ongoing maintenance, repair, restoration or other obligations which Landlord has pursuant to the terms of the Lease.

B. During the performance of Tenant’s Second Amendment Alterations, Landlord, at Landlord’s expense, shall install sprinklers in compliance with applicable code requirements and in the locations set forth on Tenant’s Plans (the “Landlord’s Second Amendment Work”); provided, however, that all “Class-E” required equipment shall be furnished and installed thereafter by Tenant at Tenant’s sole cost and expense. Tenant acknowledges that Landlord will be performing Landlord’s Second Amendment Work simultaneously with Tenant’s performance of the Second Amendment Alterations. Landlord and Tenant, upon request of the other party, shall apprise such other party of such respective party’s general construction schedule so the parties may coordinate the performance of those items of Landlord’s Second Amendment Work and the performance of Tenant’s Second Amendment Alterations in accordance with good construction practice. The parties shall reasonably cooperate such that both parties’ work may be completed efficiently and economically. Landlord’s Secondary Amendment Work shall be performed with reasonable diligence, so that such work shall be completed in a manner as not to delay Tenant’s performance of

Tenant’s Amendment Alterations, subject to good construction practice, and Tenant’s Second Amendment Alterations shall be performed with reasonable diligence, so that such work shall be completed in a manner as not to delay Landlord’s performance of Landlord’s Second Amendment Work, subject to good construction practice.

8. Landlord hereby agrees that there shall be no charge to Tenant for up to 50 hours of freight elevator service and loading dock usage during the performance of Tenant’s Second Amendment Alterations, regardless as to whether such usage occurs during business hours or after.

9. The parties hereto agree that Newmark Grubb Knight Frank and Sage Realty Corporation (the “Brokers”) were the only broker who negotiated and brought about the transactions contemplated by this Second Amendment of Lease, and Landlord agrees to pay the Brokers a commission therefor as per separate agreements. Tenant represents and warrants that it has not dealt with any broker other than the Broker, and Tenant agrees to indemnify and save Landlord harmless from and against any claims made by any other broker claiming to have dealt with Tenant. Landlord represents and warrants that it has not dealt with any broker other than the Broker, and Landlord agrees to indemnify and save Tenant harmless from and against any claims made by any other broker claiming to have dealt with Landlord.

10. It is expressly understood and agreed that, pursuant to this Second Amendment of Lease, the Term of the Lease is extended for a ten (10) year and ten (10) month period only. Except for Tenant’s option to extend the Lease pursuant to Section 6I hereof, any further extension of the Term of the Lease if the parties hereafter shall agree to same shall require a written agreement between the parties hereto and any such agreement shall not be binding upon Landlord unless same is fully executed and unconditionally delivered by Landlord and Tenant.

11. Tenant warrants and represents that, to the best of its knowledge, as of the date hereof, Landlord has performed all of its obligations under the Lease accruing through the date hereof.

12. Except as modified by this Second Amendment of Lease, the Lease and each of the covenants, terms and conditions set forth therein are and shall remain in full force and effect and are hereby ratified, confirmed and approved.

13. In consideration for entering into this Second Amendment of Lease, Tenant agrees (a) not to disclose any Confidential Information (hereinafter defined) or any information derived therefrom to any third party, and (b) to hold the Confidential Information in confidence and to take such precautions to protect the confidentiality of such Confidential Information as Tenant uses with respect to its own confidential information, but in no case shall Tenant take less than reasonable precautions. Any breach of the foregoing shall be a default under the Lease. For purposes hereof, the term “Confidential Information” shall include all of the terms and conditions set forth in this Second Amendment of Lease, including, without limitation, the term of the extension, the Fixed Rent and Additional Rent set forth therein, the Second Amendment Alterations, Landlord’s Second Amendment Work and any other Fixed Rent abatements set forth herein. The term “Confidential Information” shall not include information that is already in the public domain through no breach by Tenant (or its representatives)of this Paragraph 13. For avoidance of doubt, any disclosures made, or required to be made, as a result of Tenant’s status as a public corporation, shall not be considered a violation of this Paragraph 13. The term “representative” as used in this Second Amendment of Lease shall mean any affiliates, agents, contractors, officers, directors, employees or other representatives of the party in question, including, without limitation, attorneys, consultants, and financial or other advisors. Tenant shall inform each representative of the confidential nature of the Confidential Information. Each representative shall be subject to the same confidentiality requirements as Tenant and Tenant shall be responsible for any breach of this Paragraph 13 by any of its representatives.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Second Amendment of Lease as of the day and year first above written.

LANDLORD:

SAGE REALTY CORPORATION, as Agent

By:	/s/ C.F. McClafferty
C.F. McClafferty
COO

TENANT:

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name: Alvin Murstein
Title: CEO

23